UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

______________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15 (d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event

reported): August 11, 2009

HearUSA, Inc.
(Exact Name of Registrant as Specified in Charter)

Delaware	001-11655	22-2748248
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1250 Northpoint Parkway
West Palm Beach, Florida	33407
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code:	(561) 478-8770

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.   Entry into a Material Definitive Agreement.

On August 11, 2009, HearUSA, Inc. (the “Company”) entered into Amendment No. 1 to the AARP Hearing Care Program Services Agreement with AARP Inc. (“AARP”) and AARP Services, Inc. (“ASI”) (the “Services Agreement Amendment”), Amendment No. 2 to the AARP License Agreement with AARP (the “License Agreement Amendment”) and a letter agreement concerning contributions to AARP’s hearing education and awareness programs. The Company issued a press release announcing this development on August 11, 2009, a copy of which is furnished with this Form 8-K as Exhibit 99.1.

Under the terms of the original agreements among the Company, AARP and ASI, the Company agreed to provide to the approximately 40 million members of AARP in the fifty states, the District of Columbia, and the five U.S. Territories, access to a specially designed hearing care program through a network of Company owned and independent network providers that will provide savings on hearing aids as well as follow up aural rehabilitative services. Hearing aids sold under the AARP program (“the Program”) will come with a three year limited warranty and a three year supply of batteries included in the price of the hearing aid. The Company agreed to allocate $4.4 million annually to promote the AARP program to AARP members and the general public, including the contribution of 9.25% of that amount to AARP’s marketing cooperative. The Company also agreed contribute $500,000 annually to fund an AARP sponsored education campaign to educate and promote hearing loss awareness and prevention to AARP members and to donate 1,000 hearing aids annually to be distributed free of charge to economically disadvantaged individuals who have experienced hearing loss.

Under the terms of the amendments, the Company will pay AARP a royalty of $50 per unit sold under the Program for calendar 2009 and 2010, $55 per unit in calendar 2011 and $60 per unit in calendar 2012. To the extent that a unit-based royalty arrangement for the Program is inconsistent with applicable law in any given state, the parties agreed to establish a fixed fee for the license of the intellectual property from AARP to HUSA for Program activities conducted in that state. In the event the parties are unable to reach agreement on whether a unit-based royalty or a fixed fee payment is required in a particular state, AARP shall have the right, in its sole discretion, to elect payment in a fixed fee. The parties agreed to a fixed fee of $29,948 per month in Florida through June 10, 2010. The Parties shall mutually agree on a fixed fee amount for Florida for periods after June 10, 2010 at a later date.

The amendments extended the existing agreements to August 31, 2012 and required that the Program be available to AARP members under the following timetable:

(a)	All Company owned centers and network providers in Florida and New Jersey by the end of calendar 2009
(b)

Company network providers in Illinois, Michigan, Pennsylvania, Indiana, Massachusetts, Arizona, Wisconsin, Washington, California, Georgia, Maryland, North Carolina, Virginia, Missouri, New York, Texas and Ohio by the end of calendar 2010

(c)	A combination of Company owned centers and network providers in all fifty U.S. States, the District of Columbia, and the five U.S. Territories by the end of 2011.

The Company agreed to use commercially reasonable efforts to expand the number of network providers to 5,000 over the term of the agreements and to sustain that number throughout the remaining term of the agreements.

The parties agreed that the Company will be relieved from its obligation to make the Program available to members in states where the Program may be prohibited by existing laws and regulations. The parties also agreed to relieve the Company of the requirement to make annual $500,000 contributions to AARP for campaigns to educate and promote hearing loss awareness. The Company made a separate pledge to contribute $125,000 a quarter through the end of the services agreement to AARP to support efforts to educate AARP members and the general public about hearing loss awareness and prevention. The Company’s pledge is conditional upon the Company’s reasonable satisfaction with the progress of AARP’s educational programs.

AARP shall have the right to terminate the agreements in the event the Company breaches any of its material obligations under the agreements including, but not limited to, making the Program available to AARP members under the established time table, making the marketing budget expenditures of $4.4 million per year including the allocation of 9.25% of those marketing expenses to the AARP General Program, and making the royalty payments as required (these three being referred to as the Company’s “material obligations”). In the event of a breach, the Company will be given the opportunity to cure the breach within a minimum 60 days of written notice from AARP of the breach.

In the event AARP terminates the agreements by reason of an uncured breach of one of the three material obligations, or in the event the Company terminates the agreements early, the Company has agreed to pay AARP an additional royalty fee of $3 million if termination occurs before August 31, 2010; $2 million if the termination occurs between September 1, 2010 and August 31, 2011; and $1 million if the termination occurs between September 1, 2011 and August 31, 2012. The Company shall provide AARP with an irrevocable standby letter of credit to ensure payment of the additional royalty, if required.

Item 9.01.   Financial Statements and Exhibits

(d)   Exhibits

99.1	Press release issued August 11, 2009.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HearUSA, Inc. (Registrant)

Date: August 14, 2009	By:	/s/ Stephen J. Hansbrough
Name: Stephen J. Hansbrough
Title: Chairman and Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description of Exhibit

99.1	Press release issued August 11, 2009.